Exhibit (h)(6)(iv)

AMENDMENT

to

Transfer Agency and Service Agreement

between

Highland Funds

Each of the Entities, Individually and not Jointly, as listed on Schedule A

and

DST Asset Manager Solutions, Inc.

This Amendment is made as of this 26th day of April, 2018, between each of the entities, individually and not jointly, as listed on Schedule A to the Agreement, as amended (collectively, the “Funds” and individually, the “Fund”) and DST Asset Manager Solutions, Inc. (the “Transfer Agent” or “DST AMS”, formerly known as Boston Financial Data Services, Inc.). The Funds and the Transfer Agent are parties to a Transfer Agency and Service Agreement dated December 26, 2012, as amended, (the “Agreement”). In accordance with Section 16.1 (Amendment) and Section 17 (Additional Portfolios/Funds) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Services. Section 1.2 of the Agreement is hereby amended by replacing and superseding the existing subsection 1.2(c) with the following:

“(c)

Blue Sky Services. At the direction of the Funds, the Transfer Agent will perform the Blue Sky Services set forth on the attached schedule (“Schedule 1.2(c) entitled “Blue Sky Services”). In connection therewith, the Funds shall be responsible for determining and advising the Transfer Agent with respect to (i) those jurisdictions in which Notice Filings are to be submitted and (ii) the number of the Funds’ shares or the dollar amount to be permitted to be sold in each such jurisdiction. Unless otherwise specified in writing by the parties, the Funds shall also be responsible for determining the availability of any exemptions under a jurisdiction’s blue sky laws and ensuring the proper application of any such exemptions by the Funds and its intermediaries. In the event that the Transfer Agent becomes aware of (a) the sale of the Funds’ shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of the Funds’ shares in excess of the number of shares of the Funds permitted to be sold in such jurisdiction, the Transfer Agent shall report such information to the Funds and the Funds shall instruct the Transfer Agent with respect to the corrective action to be taken. In connection with the services described herein, the Funds shall issue in favor of the Transfer Agent a limited power of attorney to submit Notice Filings and payments with respect thereto on behalf of the Funds which power of attorney shall be substantially in the form of Appendix A attached to Schedule 1.2(c). In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(c), the Funds agree to pay the Transfer Agent the Blue Sky Service fees set forth on Schedule 3.1, as amended by the parties from time to time, and any expenses associated with such additional duties.”

2.	Blue Sky Services Schedule. The Agreement is hereby amended to add new Schedule 1.2(c) – entitled “Blue Sky Services,” which is attached to this amendment and incorporated into the Agreement hereby.

3.	Fee Schedule. Schedule 3.1 (Fees) to the Agreement is hereby amended to add the following new section:

“Blue Sky Fees

Blue Sky Service Fees State Registration Filings (billed monthly at the rate of 1/12th of the annual fee)	Greater of $77.00 annually per state permit or $7,500.00 per fund

Ongoing Sales Feed Set-Up One-time complex fee for establishing additional transfer agency / broker sales feeds	$1,000.00 per data feed

Annual fee per direct broker/dealer linkage	$500.00 per data feed

Pricing includes the following expenses associated with Blue Sky Services only: mailing, postage, customized programming/enhancements, telecommunications, and check fees.”

4.	All defined terms and definitions in the Agreement shall be the same in this Amendment except as specifically revised hereby and

5.	Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HIGHLAND FUNDS EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A		DST ASSET MANAGER SOLUTIONS, INC.

By:	/s/ Frank Waterhouse	By:	/s/ Robert C. Trower
	Name: Frank Waterhouse		Name: Robert C. Trower
	Title: Treasurer		Title: Vice President
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

SCHEDULE 1.2(c)

BLUE SKY SERVICES

Fund Responsibilities

In connection with the provision of the Services by DST AMS, Fund shall:

1.	Serve as liaison between the Funds’ existing Blue Sky provider and DST AMS to facilitate the conversion of the Funds’ existing files and sales feeds to DST AMS’ Blue Sky Solution database;

2.	With respect to each Fund, identify the states and territories where the Fund’s shares will be offered for sale;

3.	Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of DST AMS;

4.	Work with DST AMS to identify what systematic exemptions will be taken by the Funds;

5.	Provide written instructions in DST AMS’ standard format to implement systematic exemptions and exclusions from reporting where practicable on the DST AMS Blue Sky software system;

6.

Provide written instructions to DST AMS to remove current permit period sales from DST AMS’ Blue Sky software database upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales;

7.

Facilitate the issuance of a limited power of attorney in favor of DST AMS in the form set forth in Appendix A to this Agreement in order that DST AMS may submit Notice Filings and other filings required by the states and territories and payments with respect thereto on behalf of each Fund;

8.

To the extent Fund is notified by an intermediary of new sales data feeds, notify DST AMS in writing of any changes to or additions of Blue Sky sales data feeds and work with DST AMS to facilitate the necessary updates;

9.	Serve as liaison with the Funds to facilitate the transmission of wire transfers for payment by the Funds for invoiced state fees as needed; and

10.	Provide written instruction detailing action to be taken upon receipt of written notification from DST AMS that a direct broker Blue Sky sales feed is available for activation.

DST AMS Responsibilities

DST AMS will perform the Services set forth below.

1.

Coordinate the conversion, including any and all related state filings, from the Funds’ existing Blue Sky service provider to DST AMS including all state permits and all activated sales feeds identified by Fund;

2.

File Initial Notice Filings, as applicable, in all states and territories in which the applicable Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

3.

File each Fund’s renewals and amendments to reflect correspondent changes, name changes, terminations, domicile changes, issuer address changes, fiscal year end changes, distributor changes, as applicable, in all states and territories in which the applicable Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

4.	File each Fund’s sales reports to the extent required by applicable law, in the form of and as required by the applicable laws of the states and territories;

5.	Invoice each Fund for fees owed to each state in accordance with procedures agreed upon in writing by Fund and DST AMS;

6.	At the direction of Fund, make payments, at the expense of the applicable Fund, of Notice Filing fees;

7.

File the Prospectuses and Statements of Additional Information, supplied by Fund, and any amendments and supplements thereto to the extent required by the applicable laws of the states and territories;

8.	File annual and semi-annual reports, supplied by Fund, to the extent required by the applicable laws of the states and territories;

9.	File all necessary notices to permit each Fund or class of a Fund that is eligible for reduced fees applicable to money market funds or otherwise to qualify for reduced fees in a state or territory;

10.

File all correspondence and related documentation so as to provide notice of the applicable Fund’s intent to take exemptions if such notice is required by the state or territory in order to permit the Fund to utilize such exemptions;

11.	Advise Fund prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so Fund can advise in writing the action to be taken;

12.	Provide Fund information regarding the Sales to Existing Shareholders Exemptions and the Institutional Investor Exemptions available in the states and territories;

13.

Include in sales report filings, all sales reported to DST AMS via (i) transfer agency Blue Sky sales feed and; (ii) broker Blue Sky sales feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from the Funds’ prior Blue Sky vendor, or (b) confirmed in writing by Fund to be activated, less any exempt sales Fund has directed DST AMS in writing to remove prior to such filing.

14.	At the direction of Fund, serve as liaison between the Funds, and the applicable Blue Sky jurisdiction:

15.

Provide guidance and best practice information concerning Blue Sky reporting requirements and mutual fund industry Blue Sky reporting practices including utilization of exemptions and intermediary data feeds;

16.	Conduct annual due diligence reviews;

17.

In the event that DST AMS becomes aware of the sale of a Fund’s shares in a jurisdiction in which no Notice Filing has been made, DST AMS shall report such information to Fund and Fund shall instruct DST AMS with respect to the corrective action to be taken;

18.

File all additional amendments to increase registered amounts in accordance with agreed upon procedures in all states and territories in which the applicable Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

19.	Perform such additional services as DST AMS and Fund may agree upon in writing and added to this Agreement by amendment.

APPENDIX A

To

SCHEDULE 1.2(c)

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of                                                              , 20__, that                          (the “Trust”) on behalf of its currently existing series and all future series (the “Funds”), with principal offices at                                         , makes, constitutes, and appoints DST ASSET MANAGER SOLUTIONS, INC. (“DST AMS”) with principal offices at 2000 Crown Colony Drive, Quincy, Massachusetts 02169 its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1. NOTICE FILINGS FOR FUND SHARES. The power to submit (i) notice filings (in any format accepted); and (ii) checks and ACH payments in the name of the Funds, for the Funds in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of DST AMS in connection with the notice filings of the Fund’s shares.

2. CUSTODY ACCOUNTS. The power to draw, endorse, and deposit checks in the name of the Funds in connection with the notice filings of the Fund’s shares with state securities administrators.

3. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Managing Director, Vice President, Compliance Officer, Compliance Group Manager, Compliance Manager, or Compliance Fund Administrator at DST AMS shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this Limited Power of Attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by DST AMS of such termination of authority. Nothing herein shall be construed to constitute the appointment of DST AMS as or otherwise authorize DST AMS to act as an officer, director or employee of the Trust.

IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

[NAME]

By:
Name:
Title:

Subscribed and sworn to before me this              day of             , 20    .

Notary Public

State of

In and for the County of
My Commission Expires